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                                                           Exhibit 99.2(a)(2)(c)

                 RESTATED CERTIFICATE OF TRUST OF PINES TRUST I

      This Restated Certificate of Trust of PINES Trust I (the "Trust"), dated April 1, 1998, is being duly executed and filed by Jennifer Marre, as trustee, to restate the original Certificate of Trust of the Trust which was filed on December 24, 1997 with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.) (the "Original Certificate of Trust"). The Original Certificate of Trust was filed under the name of PICS Trust I and subsequently restated under the name of PINES Trust I by a Restated Certificate of Trust filed with the Secretary of State of the State of Delaware on February 23, 1998.

      The Original Certificate of Trust, as previously restated, is hereby restated in its entirety to read as follows:

      1. Name. The name of the business trust is PIES Trust I.

      2. Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

      3. Effective Date. This Restated Certificate of Trust shall be effective upon the date and time of filing.

      4. The Trust is to be registered under the Investment Company Act of 1940, as amended, prior to the issuance of beneficial interests in the Trust.

      IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.


                                                /s/ JENNIFER MARRE
                                                --------------------------------
                                                Jennifer Marre,
                                                as Sole Trustee